Exhibit 5.1
REEDER & SIMPSON P.C.
Attorneys-at-Law

RRE Commercial Center	Raymond E. Simpson 53-55 Akti Miaouli, 6th floor
P.O. Box 601	185 36 Piraeus, Greece
Majuro, MH 96960, Marshall Islands	Telephone: +30 210 429 3323
Telephone: +692 625 3602	Fax: +30 210 941 4790
Fax: +692 625 3603	E-mail: simpson@otenet.gr
E-mail: dreeder@ntamar.net	Mobile phone: +30 6945 465 173

September 25, 2007
Seanergy Maritime Corp.
10, Amfitheas Avenue
175 64 P. Faliro
Athens, Greece
Ladies and Gentlemen:
In connection with the Registration Statement on Form F-l (the “Registration Statement”) filed today with the Securities and Exchange Commission by Seanergy Maritime Corp., a Marshall Islands corporation (the “Company”), under the Securities Act of 1933, as amended (the “Act”), you have asked us to furnish our opinion as to the legality of the securities being registered under the Registration Statement. The Registration Statement and the related registration statement (Registration No. 333-144436) relate to the registration under the Act of up to (i) 22,000,000 Units, with each Unit consisting of one share of the Company’s common stock, par value $.0001 per share (the “Common Stock”), and one warrant, each to purchase one share of the Company’s Common Stock (the “Warrants”), (ii) up to 3,300,000 Units (the “Over-Allotment Units”) for which the underwriters have been granted an over-allotment option, (iii) up to 1,000,000 units (“Purchase Option Units”) which Maxim Group LLC, the representative of the underwriters, will have the right to purchase for its own account or that of its designees, (iv) all shares of Common Stock and all Warrants issued as part of the Units, Over-Allotment Units and the Purchase Option Units and (v) all shares of Common Stock issuable upon exercise of the Warrants included in the Units, Over-Allotment Units and the Purchase Option Units.
We have examined such documents and considered such legal matters as we have deemed necessary and relevant as the basis for the opinion set forth below. With respect to such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies, and the authenticity of the originals of those latter documents. As to questions of fact material to this opinion, we have, to the extent deemed appropriate, relied upon certain representations of certain officers of the Company.
Based upon the foregoing, we are of the opinion that:

     1. The Company has been duly incorporated and is validly existing and in good standing under the laws of the Republic of the Marshall Islands.
     2. The Units, the Over-Allotment Units, the Purchase Option Units, the Warrants and the Common Stock to be sold to the underwriters, when issued and sold in accordance with and in the manner described in the Underwriting section of the Registration Statement, will be duly authorized, validly issued, fully paid and non-assessable.
     3. The Warrants constitute the legal, valid and binding obligations of the Company, enforceable against it in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of credits rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies, and (iii) to the extent indemnification provisions contained such documents, if any, may be limited by applicable law and consideration of public policy.
     4. The Warrant Shares underlying the Warrants (including the Warrants issuable in connection with the Over-Allotment Units and the Purchase Option Units), when duly issued, delivered, sold and paid for upon exercise of such Warrants, as contemplated by the Warrant Agreement under which the Warrants are to be issued, the Warrants and the Registration Statement will be validly issued, fully paid and non-assessable.
We are opining solely on the laws of the Republic of the Marshall Islands, including the rules and regulations underlying those provisions, all applicable provisions of the Constitution of the Marshall Islands and all applicable judicial and regulatory determinations in connection therewith.
We hereby consent to the use of this opinion as an exhibit to the Registration Statement, to the use of our name as your counsel and to all references made to us in the Registration Statement and in the prospectus forming a part thereof. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations promulgated thereunder.
Very truly yours,
/s/ Raymond E. Simpson
Reeder & Simpson P. C.